ISSUER FREE WRITING PROSPECTUS

(SUPPLEMENTING PRELIMINARY PROSPECTUS FILED JANUARY 16, 2007)

FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO. 333-139890

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2007

Commission File Number	Registrant, State of Incorporation Address and Telephone Number	I.R.S. Employer Identification No.
333-42427	J. CREW GROUP, INC. (Incorporated in Delaware) 770 Broadway New York, New York 10003 Telephone: (212) 209-2500	22-2894486

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE FOLLOWING LINK http://www.sec.gov/Archives/edgar/data/1051251/000119312507007165/ds1a.htm. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-471-2526 OR 1-866-803-9204.

Item 8.01 Other Events.

In connection with the proposed offering of common stock of J.Crew Group, Inc. (the “Company”) by Texas Pacific Group, the Company now reaffirms the guidance announced on its November 21, 2006 conference call, and subsequently reaffirmed in a Form 8-K filed by the Company on January 10, 2007, that adjusted diluted earnings per share for fiscal 2006 are expected to be in the range of $0.95 to $0.97. In addition, the Company has refined its comparable store sales expectation for the fourth quarter of fiscal 2006, and currently expects comparable store sales to increase approximately 7%.

The Company now also reaffirms the long-term guidance announced on its November 21, 2006 conference call and subsequently reaffirmed in a Form 8-K filed by the Company on January 10, 2007.

The Company now also reaffirms its indication provided in a Form 8-K filed by the Company on January 10, 2007 that it is comfortable with the Institutional Brokers Estimate System (“IBES”) consensus estimate as of January 9, 2007 of adjusted diluted earnings per share for fiscal 2007 of $1.21. IBES is a system that gathers and compiles the various estimates of research analysts of future earnings for many U.S. publicly traded companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. CREW GROUP, INC.

By	/s/ James Scully
Name:	James Scully
Title:	Executive Vice President and Chief Financial Officer

Date: January 23, 2007

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